UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2017

G1 THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38096	26-3648180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

79 T.W. Alexander Drive 4501 Research Commons, Suite 100 Research Triangle Park, NC	27709
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (919) 213-9835

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2017, G1 Therapeutics, Inc. (the “Company”) appointed Terry L. Murdock, 57, as Senior Vice President of Development Operations. Mr. Murdock joins the Company from QuintilesIMS, a worldwide health services provider, where he served as Vice President and Global Head of the Oncology Center for Excellence at QuintilesIMS from August 2015 through July 2017, Vice President, Development Solutions of the Oncology Center of Excellence from September 2014 through August 2015 and was responsible for leading cross-functional teams to provide customers with innovative designs or clinical delivery strategies to advance and optimize oncology assets. Prior to his tenure with QuintilesIMS, Mr. Murdock held positions including President North America at Ergomed from October 2012 through August 2014; Senior Vice President at Genzyme Corporation, from 2004 through 2012, and Ilex Oncology, where he was responsible for the Phase 3 development, approval, and launch of Campath® in oncology and autoimmune indications; and Vice President at US Oncology. Mr. Murdock earned his MS and BS degrees from the University of Texas at Arlington.

The Company and Mr. Murdock entered into an employment agreement, dated August 1, 2017 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Murdock will receive an initial annual base salary of $342,000. Mr. Murdock is also eligible to receive an annual discretionary bonus award of up to 35% of his then-current base salary. The bonus award, if any, will be determined by the Company’s Board of Directors (the “Board”) or a committee thereof. The Company will also reimburse Mr. Murdock for relocation expenses up to $100,000, subject to the terms set forth in the Employment Agreement.

In connection with his appointment, Mr. Murdock received a stock option to purchase 100,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at an exercise price equal to the closing price of the Common Stock on the NASDAQ Global Select Market on August 1, 2017, the date of grant of the stock option. The stock option will have a ten-year term and will vest over approximately four years, subject to continued service with the Company through the applicable vesting dates, and will vest as to 25% of the shares underlying the stock option on the first anniversary of the commencement of Mr. Murdock’s employment with the Company and as to an additional 1/48th of the shares underlying the stock option monthly thereafter.

In the event of a change of control (as defined in the Employment Agreement) of the Company where Mr. Murdock’s employment is terminated by the Company without cause (as defined in the Employment Agreement) or Mr. Murdock resigns for good reason (as defined in the Employment Agreement) within 90 days of the change of control, the vesting of fifty percent (50%) of the stock options will accelerate. As a condition of employment, Mr. Murdock has entered into a Non-Competition and Non-Solicitation Agreement and a Confidentiality and Inventions Agreement with the Company. Mr. Murdock will also enter into an Indemnification Agreement with the Company relating to his employment.

Under the terms of the Employment Agreement, Mr. Murdock’s employment with the Company may be terminated at any time, with or without cause and without any prior notice, by either Mr. Murdock or the Company. If the Company terminates Mr. Murdock’s employment without cause or Mr. Murdock terminates his employment for good reason, he will be entitled to receive continuation of his then-current base salary for a period of six months (the “Severance Period”), which will be payable in periodic installments in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following Mr. Murdock’s termination.

A copy of the Employment Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2017.

There are no transactions to which the Company is a party and in which Mr. Murdock has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Mr. Murdock has not previously held any positions with the Company and has no family relationship with any directors or executive officers of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated August 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

G1 THERAPEUTICS, INC.

By:	/s/ Mark A. Velleca, M.D., Ph.D.
Mark A. Velleca, M.D., Ph.D.
President and Chief Executive Officer

Date: August 3, 2017

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated August 3, 2017.